NEWS RELEASE

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Board of Directors Declares Quarterly Common Stock Dividend

Racine, WI, October 19, 2005 - The Board of Directors of Modine Manufacturing Company (NYSE: MOD) today declared a quarterly common stock dividend of 17.50 cents per share, payable on December 1, 2005 to shareholders of record as of the close of business on November 17, 2005.
Founded in 1916, Modine specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine has more than 8,200 employees and 35 facilities in 15 countries worldwide. More information about Modine can be found at www.modine.com.
# # #